Exhibit 99.1

For release: April 27, 2010	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Third Quarter Net Loss of $13.0 Million

Highlights

•	Net loss for the third quarter of fiscal 2010 was $13.0 million and after deducting preferred stock dividends and discount accretion, the loss attributable to common shareholders was $14.1 million.

•
First Place continued to aggressively address troubled assets by accelerating charge-offs in the residential loan portfolio and by increasing the allowance for loan losses to 2.22% of loans, up from 2.17% at December 31, 2009.  These actions led to a $26.2 million reduction in nonperforming loans and an allowance for loan losses to nonperforming loans ratio that increased to 47.00% at March 31, 2010, from 38.01% at December 31, 2009.

•
Capital remains strong as the total risk-based capital ratio at the Bank level was 13.03% at March 31, 2010, compared with 13.14% at December 31, 2009, and well above the 10.00% threshold required to be well capitalized for regulatory purposes.

•	Pre-tax, pre-provision income grew to a record high $14.7 million in the current quarter, up 2.1% from $14.4 million for the quarter ended December 31, 2009.

•	First Place continues to effectively manage its deposit costs, resulting in a 5 basis point increase in the net interest margin to 3.70% from 3.65% in the prior quarter.

•
The continuation of favorable long-term interest rates and the addition of experienced loan officers resulted in an increase in mortgage banking activity and related gains of $5.8 million, up $1.0 million from the quarter ended December 31, 2009.

Summary

Warren, Ohio – April 27, 2010 – First Place Financial Corp. (Nasdaq: FPFC) today reported a net loss of $13.0 million for the quarter ended March 31, 2010, compared with net income of $2.5 million for the quarter ended March 31, 2009.  The decrease in results was due primarily to an increase of $24.3 million in the provision for loan losses, partially offset by an increase of $5.4 million in net interest income and a reduction of $3.9 million in income taxes.  Included in income taxes for the current quarter is a $2.7 million charge recorded to establish a valuation allowance on deferred tax assets that may not be realized.  In future periods, the Company anticipates that it will have an effective tax rate near zero until such time as it is able to reverse the deferred tax asset allowance.  After deducting preferred stock dividends and discount accretion of $1.1 million from the net loss of $13.0 million, the loss attributable to common shareholders was $14.1 million.  The loss per common share for the current quarter was $.85, compared with earnings per common share of $.14 for the same quarter in the prior year.  Return on average assets and return on average equity for the current quarter were -1.64% and -19.28%, respectively, compared with ..31% and 4.46%, respectively, for the year-ago quarter.

The net loss of $13.0 million for the quarter ended March 31, 2010, represents a decrease of $13.6 million from net income of $.6 million for the preceding quarter ended December 31, 2009.  The decrease was due primarily to an increase of $17.1 million in the provision for loan losses, partially offset by a reduction of $3.2 million in income taxes.  The loss per common share for the current quarter was $.85, compared with a loss per common share of $.03 for the preceding quarter.  Return on average assets and return on average equity for the current quarter were -1.64% and -19.28%, respectively, compared with .07% and .85%, respectively, for the preceding quarter.

For the nine months ended March 31, 2010, the Company reported a net loss of $18.3 million, compared with a net loss of $97.7 million for the same period in the prior year.  Results for the prior year include goodwill impairment of $92.1 million after tax.

Core earnings, a supplementary financial measure computed using methods other than Generally Accepted Accounting Principles (GAAP), exclude certain unusual or nonrecurring revenue or expense items.  There was no difference between the net results and core results for the quarters ended March 31, 2010 and 2009.  For the nine months ended March 31, 2010, the core loss excludes merger, integration and restructuring charges of $.2 million after tax.  For the same period last year, the core loss excludes merger, integration and restructuring charges of $.7 million after tax and goodwill impairment of $92.1 million after tax.  The core loss for the nine months ended March 31, 2010, was $18.1 million, compared with a core loss of $4.9 million for the nine months ended March 31, 2009.  For additional information on core results, see the section entitled Reconciliation of Net Income (Loss) to Core Income (Loss) (Non-GAAP) under the Consolidated Financial Highlights.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “Our current quarter results were dominated by our aggressive efforts to revalue troubled assets through charge-offs and to strengthen our allowance for loan losses.  In connection with these efforts, we accelerated our approach to revaluing delinquent loans secured by 1-4 family residential properties, which accounted for a significant portion of the quarter’s net charge-offs.  Conversely, our focus on improving the performance of all business lines had a positive effect on our net interest margin.  This, along with a significant contribution from our mortgage banking business, resulted in a record level of pre-tax, pre-provision income, which improved for the third consecutive quarter.”

Revenue

Net interest income for the quarter ended March 31, 2010, was $27.1 million, up $5.4 million, or 25.0%, from $21.7 million for the quarter ended March 31, 2009.  The improvement reflected an 85 basis point increase in the net interest margin to 3.70% for the current quarter from 2.85% for the same quarter in the prior year.  The higher net interest margin was largely attributable to lower funding costs as higher costing certificates of deposit originated in prior periods continue to mature and reprice at current market rates.  Compared with the preceding quarter, net interest income decreased by $.6 million as a result of a lower volume of earning assets, while the net interest margin rose by 5 basis points.

Noninterest income for the quarter ended March 31, 2010, was $14.2 million, representing an increase of $3.1 million, or 27.7%, from noninterest income of $11.1 million for the quarter ended March 31, 2009.  The growth was due primarily to increases of $1.7 million in loan servicing income, $.7 million in net gains on sales of securities, $.5 million in the fair value of securities and $.9 million in other income–nonbank subsidiaries.  These increases were partially offset by a $1.0 million decrease in mortgage banking gains.

The increase in loan servicing income was attributable largely to an increase in fees generated from the servicing of sold loans and a decrease in the amortization of mortgage servicing rights.  The decrease in mortgage banking gains reflected the lower volume of loan activity for the current quarter compared with the same period in the prior year, partially offset by a higher margin on loan sales in the current quarter.  The volume of loan sales in the current quarter was $326 million, compared with $638 million for the same quarter in the prior year.

Compared with the preceding quarter ended December 31, 2009, noninterest income increased by $2.2 million, or 18.0%.  The increase was due primarily to increases of $1.0 million in mortgage banking gains and $.7 million in net gains on the sales of securities.  The increase in mortgage banking gains was due to a higher margin on loans sold during the current quarter.

Mr. Lewis commented, “We continue to reshape our business mix to improve our profitability as evidenced by the significant improvement in our net interest margin over the past twelve months.  In addition, we continue to benefit from the actions we’ve taken to grow our mortgage servicing business.  Over the past five quarters, our mortgage servicing portfolio has increased by 43.9% to $2.6 billion.”

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2010, was $26.6 million, representing an increase of $3.6 million, or 15.7%, from $23.0 million for the quarter ended March 31, 2009.  The increase in noninterest expense was due primarily to increases of $.8 million in loan expenses, $.6 million in salaries and employee benefits, $.5 million in FDIC insurance premiums and $.6 million in state and local taxes (included in “other expense”).  The increase in salaries and employee benefits was due largely to an increase in health and disability benefits.  Noninterest expense to average assets rose to 3.36% for the quarter ended March 31, 2010, from 2.80% for the same quarter in the prior year.

Compared with the preceding quarter ended December 31, 2009, noninterest expense increased by $1.3 million, or 5.2%.  Increases of $1.0 million in salaries and employee benefits, $.7 million in state and local taxes and $.5 million in loan expenses were partially offset by a $1.0 million decrease in real estate owned expense.  Noninterest expense to average assets increased to 3.36% in the current quarter from 3.12% for the quarter ended December 31, 2009.

There was no difference between GAAP noninterest expense and core noninterest expense for the quarters ended March 31, 2010 and 2009.  For the nine months ended March 31, 2010, core noninterest expense excludes merger, integration and restructuring charges of $.3 million.  For the same period last year, core noninterest expense excludes merger, integration and restructuring charges of $1.1 million and goodwill impairment of $93.7 million.  Core noninterest expense for the nine months ended March 31, 2010, was $76.0 million, compared with $66.1 million for the nine months ended March 31, 2009.  The increase reflected higher costs associated with lending activities, FDIC insurance premiums, real estate owned expense and state and local taxes.  Core noninterest expense to average assets increased to 3.14% for the nine months ended March 31, 2010, from 2.64% for the same period in the prior year.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $148.1 million at March 31, 2010, or 4.61% of total assets, down $20.7 million from $168.8 million, or 5.18% of total assets at December 31, 2009.  Nonperforming loans were $111.8 million at March 31, 2010, or 4.72% of total loans, down $26.2 million from $138.0 million, or 5.70% of total loans at December 31, 2009.  The significant reductions in nonperforming assets and nonperforming loans were attributable in part to a proactive effort to record charge-offs at an earlier point in the problem asset resolution process.  In addition, during the third quarter, the Company restructured $2.6 million in loans.  Real estate owned was $36.2 million at March 31, 2010, up $5.5 million from $30.7 million at December 31, 2009.  First Place works with borrowers to avoid foreclosure if at all possible.  Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process.  This strategy of pursuing deeds in lieu of foreclosure more aggressively should result in a significant reduction in the holding period for nonperforming assets and ultimately reduce economic losses.  Single family residential properties represented $18.1 million of the $36.2 million balance of real estate owned at March 31, 2010.

Delinquent loans, which are comprised of loans past due 30 to 89 days and nonaccrual loans, totaled $150.4 million at March 31, 2010, down $22.2 million from $172.6 million at December 31, 2009.  Net charge-offs were $31.0 million for the current quarter, up $18.8 million from net charge-offs of $12.2 million for the preceding quarter ended December 31, 2009.  Net charge-offs for the current quarter consisted of $13.8 million in mortgage and construction loans, $10.6 million in commercial loans and $6.6 million in consumer loans.  Management performs an ongoing assessment of the overall credit risk within the loan portfolio, including an analysis of estimated probable credit losses.  Based on this analysis, a provision for loan losses of $31.1 million was recorded for the quarter ended March 31, 2010.  The provision represents a $17.1 million increase from the provision of $14.0 million recorded for the quarter ended December 31, 2009, and a $24.3 million increase from the provision of $6.8 million recorded for the quarter ended March 31, 2009.  The allowance for loan losses increased to $52.6 million at March 31, 2010, from $52.5 million at December 31, 2009, and $35.8 million at March 31, 2009.  The ratio of the allowance for loan losses to total loans was 2.22% at March 31, 2010, compared with 2.17% at December 31, 2009, and 1.41% at March 31, 2009.  The allowance for loan losses to nonperforming loans was 47.00% at March 31, 2010, up from 38.01% at December 31, 2009.  Of the total nonperforming loans at March 31, 2010, 89% were secured by real estate.  Real estate loans are generally well secured and if these loans should default, the majority of the loan balance, net of any charge-offs, is usually recovered by liquidating the real estate.

Mr. Lewis commented, “We made a concerted effort this quarter to accelerate the resolution of problem assets.  While this resulted in higher charge-offs, it also increased the volume of loans either restructured or converted to real estate owned, bringing those assets nearer to resolution.  As a result of these efforts, we experienced a significant reduction in our nonperforming assets.  In addition, our provision for loan losses exceeded our net charge-offs, adding further strength to our allowance for loan losses.  We are cautiously optimistic about future quarters as we have seen stabilization in consumer delinquencies and await similar results on the commercial side.”

Balance Sheet Activity

Assets totaled $3.209 billion at March 31, 2010, compared with $3.259 billion at December 31, 2009, representing a decrease of $50 million or 1.5%.  The reduction was due primarily to decreases of $52 million in portfolio loans, $30 million in cash and due from banks and $28 million in securities, partially offset by a $49 million increase in loans held for sale.  Total portfolio loans were $2.368 billion at March 31, 2010.  During the current quarter, mortgage and construction loans decreased by $33 million, or 4.1%, to $784 million, commercial loans decreased by $10 million to $1.239 billion and consumer loans decreased by $9 million to $345 million.  Commercial loans now account for 52.3% of the loan portfolio, up from 51.6% at December 31, 2009.

Deposits totaled $2.497 billion at March 31, 2010, representing an increase of $30 million from $2.467 billion at December 31, 2009.  The increase in deposits was due primarily to an increase of $40 million in the Company’s retail branch network, partially offset by a decrease of $10 million in brokered certificates of deposit.  Total borrowings decreased by $66 million to $442 million at March 31, 2010, from $508 million at December 31, 2009.  The Company used the increase in deposits to payoff higher rate borrowings.  The lower-cost funds obtained through the Company’s retail branch network and the decrease in higher-rate borrowings have contributed to the increase in net interest margin.

At March 31, 2010, total equity was $265 million, down $13 million from $278 million at December 31, 2009.  Total equity to total assets was 8.25% at March 31, 2010, down from 8.52% at December 31, 2009.  Tangible equity to tangible assets was 7.99% at March 31, 2010, down from 8.23% at December 31, 2009.  The reductions in equity and related ratios resulted primarily from the net loss of $13 million recorded in the current quarter.

During the current quarter, the Company made a $9 million capital contribution to First Place Bank to further strengthen the capital of the Bank.  Of the $73 million in funds received from the U.S. Treasury’s Capital Purchase Program during the quarter ended March 31, 2009, the Company has contributed $50 million to the capital of First Place Bank.  The total risk-based capital ratio at the Bank level was 13.03% at March 31, 2010, down from 13.14% at December 31, 2009, but well above the 10.00% required to be well capitalized for regulatory purposes.  First Place Bank exceeded the well capitalized requirements by $72 million at March 31, 2010.  The Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and continued to be well capitalized through March 31, 2010.

Mr. Lewis noted, “With the ongoing and dramatic disruption in the capital markets and the related tightening of credit nationwide, we have carefully monitored and maintained appropriate levels of both liquidity and capital.  In this environment, it is imperative that we strike a careful balance between effectively managing risk and doing our part to help the communities we serve regain their financial viability.  These times are certainly challenging, but I remain confident in the ability of First Place to come out of this cycle better positioned to compete and perform.”

Board Actions

At its regular meeting held on April 20, 2010, the Board of Directors confirmed its current position of not paying dividends on the Company’s common stock.  Mr. Lewis stated, “The Board of Directors and management believe this action is prudent and proactive given the near-term challenges in today’s economic environment. This decision was based on our current level of earnings, our perception of the need for capital to weather the economic storm and our desire to build capital to retire our preferred stock when that will benefit our shareholders.  Our capital ratios remain strong and we will work to make sure they remain so.”

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of third quarter fiscal 2010 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. eastern time, Wednesday, April 28, 2010.  The conference call can be accessed by dialing 877-407-0783 or 201-689-8564.  The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information.  The web cast replay and downloadable pod cast will be archived on the Company’s website for one month.  In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. eastern time, April 28, 2010, through midnight May 12, 2010, by dialing 877-660-6853 Account #286, ID #339360.

About First Place Financial Corp.

First Place Financial Corp. is a $3.2 billion financial services holding company based in Warren, Ohio.  First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 21 loan production offices through its principal subsidiary, First Place Bank.  Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd., First Place Real Estate, Ltd., Title Works Agency, LLC and APB Financial Group, Ltd.  Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP.  Specifically, we have provided ratios and other financial measures that are based on core results rather than net income (loss).  Core results exclude merger, integration and restructuring charges; goodwill impairment; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur.  Similarly, core noninterest income or core noninterest expense exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense.  We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition.  While core results can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core results are a substitute for GAAP net income (loss).  We encourage investors and others to use core results as a supplemental tool for analysis and not as a substitute for GAAP net income (loss).  Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies.  In addition, future results of operations may include nonrecurring items that would not be included in core results.  For additional information on core results, see the section entitled Reconciliation of Net Income (Loss) to Core Income (Loss) (Non-GAAP) under the Consolidated Financial Highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	nine months ended
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	March 31,
(Dollars in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2009	FY 2009	2010	2009

RESULTS OF OPERATIONS
Fully taxable equivalent net interest income	$27,462	$28,016	$25,907	$24,016	$22,038	$81,386	$67,108
Taxable equivalent adjustment	355	354	349	365	353	1,059	1,165
Net interest income	27,107	27,662	25,558	23,651	21,685	80,327	65,943
Noninterest income	14,222	12,050	11,742	8,455	11,136	38,014	14,081
Noninterest expense	26,622	25,301	24,325	31,000	23,000	76,248	160,959
Pre-tax, pre-provision income (loss)	14,707	14,411	12,975	1,106	9,821	42,093	(80,935)
Provision for loan losses	31,100	14,000	22,500	19,620	6,797	67,600	23,364
Net income (loss)	(13,018)	593	(5,914)	(12,719)	2,541	(18,339)	(97,715)
Income (loss) attributable to common shareholders	(14,110)	(497)	(7,005)	(13,800)	2,325	(21,612)	(97,931)
Basic income (loss) per common share	(.85)	(.03)	(.42)	(.83)	.14	(1.30)	(5.91)
Diluted income (loss) per common share	(.85)	(.03)	(.42)	(.83)	.14	(1.30)	(5.91)

PERFORMANCE RATIOS (annualized)
Return on average assets	(1.64)%	.07%	(.73)%	(1.52)%	.31%	(.76)%	(3.91)%
Return on average equity	(19.28)	.85	(8.38)	(17.61)	4.46	(8.82)	(45.73)
Return on average tangible assets	(1.65)	.07	(.73)	(1.53)	.31	(.76)	(4.00)
Return on average tangible equity	(19.99)	.88	(8.72)	(18.36)	4.71	(9.17)	(62.16)
Net interest margin, fully taxable equivalent	3.70	3.65	3.38	3.06	2.85	3.58	2.89
Efficiency ratio	63.87	63.15	64.61	95.47	69.33	63.86	198.25
Noninterest expense to average assets	3.36	3.12	2.99	3.72	2.80	3.15	6.44

RECONCILIATION OF NET INCOME (LOSS) TO CORE INCOME (LOSS) (NON-GAAP)
Net income (loss)	$(13,018)	$593	$(5,914)	$(12,719)	$2,541	$(18,339)	$(97,715)
Merger, integration and restructuring charges, net of tax	-	-	193	16	-	193	721
Goodwill impairment, net of tax	-	-	-	-	-	-	92,139
Core income (loss)	(13,018)	593	(5,721)	(12,703)	2,541	(18,146)	(4,855)
Core income (loss) attributable to common shareholders	(14,110)	(497)	(6,812)	(13,784)	2,325	(21,419)	(5,071)
Core basic income (loss) per common share	(.85)	(.03)	(.41)	(.83)	.14	(1.29)	(.31)
Core diluted income (loss) per common share	(.85)	(.03)	(.41)	(.83)	.14	(1.29)	(.31)

CORE PERFORMANCE RATIOS (NON-GAAP) (annualized)
Return on average assets	(1.64)%	.07%	(.70)%	(1.52)%	.31%	(.75)%	(.19)%
Return on average equity	(19.28)	.85	(8.10)	(17.58)	4.46	(8.73)	(2.27)
Return on average tangible assets	(1.65)	.07	(.70)	(1.53)	.31	(.75)	(.20)
Return on average tangible equity	(19.99)	.88	(8.44)	(18.34)	4.71	(9.07)	(3.09)
Net interest margin, fully taxable equivalent	3.70	3.65	3.38	3.06	2.85	3.58	2.89
Efficiency ratio	63.87	63.15	63.82	95.39	69.33	63.61	81.43
Noninterest expense to average assets	3.36	3.12	2.95	3.71	2.80	3.14	2.64

GAAP – U.S. Generally Accepted Accounting Principles

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09	nine months ended
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	March 31,
(Dollars and shares in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2009	FY 2009	2010	2009
CAPITAL
Total equity to total assets at end of period	8.25%	8.52%	8.57%	8.27%	8.70%	8.25%	8.70%
Tangible total equity to tangible assets at end of period	7.99	8.23	8.27	7.96	8.36	7.99	8.36
Tangible common equity to tangible assets at end of period	5.81	6.10	6.13	5.92	6.31	5.81	6.31
Tier 1 risk-based capital ratio (First Place Bank)	11.78	11.88	11.42	11.23	11.66	11.78	11.66
Total risk-based capital ratio (First Place Bank)	13.03	13.14	12.67	12.37	12.72	13.03	12.72
Book value per common share	$11.50	$12.26	$12.31	$12.51	$13.27	$11.50	$13.27
Tangible book value per common share	10.95	11.67	11.68	11.83	12.55	10.95	12.55
Period-end market value per common share	3.99	2.77	2.95	3.11	3.36	3.99	3.36
Dividends declared per common share	-	-	.01	.01	.01	.01	.18

ASSET QUALITY
Net charge-offs	$31,019	$12,170	$11,437	$15,805	$4,609	$54,626	$15,815
Annualized net charge-offs to average loans	5.26%	1.97%	1.85%	2.52%	.72%	2.99%	.80%
Nonperforming loans	$111,819	$138,042	$126,740	$103,228	$69,190	$111,819	$69,190
Nonperforming loans to total loans	4.72%	5.70%	5.17%	4.18%	2.74%	4.72%	2.74
Nonperforming assets	$148,058	$168,768	$159,863	$140,018	$104,159	$148,058	$104,159
Nonperforming assets to total assets	4.61%	5.18%	4.93%	4.11%	3.08%	4.61%	3.08
Allowance for loan losses	$52,554	$52,473	$50,643	$39,580	$35,766	$52,554	$35,766
Allowance for loan losses to total loans	2.22%	2.17%	2.07%	1.60%	1.41%	2.22%	1.41
Allowance for loan losses to nonperforming loans	47.00	38.01	39.96	38.34	51.69	47.00	51.69

MORTGAGE BANKING
Mortgage originations	$391,390	$511,869	$457,964	$636,561	$717,403	$1,361,223	$1,273,068
Mortgage banking gains	5,845	4,832	3,909	3,772	6,812	14,586	10,693
Mortgage servicing portfolio	2,638,459	2,520,768	2,340,400	2,052,135	1,833,518	2,638,459	1,833,518
Mortgage servicing rights	26,844	25,430	22,964	20,114	16,994	26,844	16,994
Mortgage servicing rights valuation recovery (loss)	370	576	(112)	185	226	834	(1,137)
Mortgage servicing rights to mortgage servicing portfolio	1.02%	1.01%	.98%	.98%	.93%	1.02%	.93%

END OF PERIOD BALANCES
Loans	$2,368,483	$2,420,917	$2,449,937	$2,468,444	$2,529,229	$2,368,483	$2,529,229
Assets	3,208,628	3,259,123	3,245,382	3,404,467	3,385,370	3,208,628	3,385,370
Deposits	2,497,257	2,466,770	2,330,869	2,435,601	2,549,275	2,497,257	2,549,275
Total equity	264,864	277,581	278,238	281,479	294,376	264,864	294,376
Tangible total equity	255,527	267,533	267,462	269,955	282,087	255,527	282,087
Common equity	195,211	208,108	208,942	212,281	225,291	195,211	225,291
Tangible common equity	185,874	198,060	198,166	200,757	213,002	185,874	213,002
Loans to deposits ratio	94.84%	98.14%	105.11%	101.35%	99.21%	94.84%	99.21%

AVERAGE BALANCES
Loans	$2,390,360	$2,449,890	$2,457,983	$2,520,156	$2,585,519	$2,433,054	$2,621,937
Earning assets	3,012,611	3,042,454	3,041,204	3,145,979	3,141,122	3,032,232	3,089,866
Assets	3,213,153	3,222,340	3,232,235	3,346,646	3,331,969	3,222,645	3,330,594
Deposits	2,474,953	2,359,470	2,409,542	2,502,267	2,566,770	2,414,215	2,480,746
Total equity	273,815	276,524	280,136	289,768	231,155	276,847	284,646
Tangible total equity	264,129	266,121	268,997	277,872	218,737	266,433	209,421
Common equity	204,249	207,123	210,867	220,607	219,640	207,436	280,864
Tangible common equity	194,563	196,720	199,728	208,711	207,222	197,022	205,639

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
ASSETS
Cash and due from banks	$30,907	$29,805	$34,869	$38,321	$70,564
Interest-bearing deposits in other banks	25,159	55,857	28,595	56,614	111,376
Federal funds sold	-	-	-	-	41,000
Securities, at fair value	255,047	283,525	276,470	276,600	287,719
Loans held for sale, at fair value	330,568	281,861	285,760	376,406	160,165
Loans:
Mortgage and construction	784,152	817,640	845,421	851,281	886,805
Commercial	1,238,881	1,248,834	1,243,408	1,244,515	1,258,784
Consumer	345,450	354,443	361,108	372,648	383,640
Total loans	2,368,483	2,420,917	2,449,937	2,468,444	2,529,229
Less allowance for loan losses	52,554	52,473	50,643	39,580	35,766
Loans, net	2,315,929	2,368,444	2,399,294	2,428,864	2,493,463
Federal Home Loan Bank stock	35,041	35,041	35,041	36,221	36,221
Premises and equipment, net	49,787	50,661	51,352	52,222	38,561
Premises held for sale, net	-	-	-	-	14,739
Goodwill	885	885	885	885	909
Core deposit and other intangible assets	8,452	9,163	9,891	10,639	11,380
Real estate owned	36,239	30,726	33,123	36,790	34,969
Other assets	120,614	113,155	90,102	90,905	84,304
Total assets	$3,208,628	$3,259,123	$3,245,382	$3,404,467	$3,385,370

LIABILITIES
Deposits:
Noninterest-bearing checking	$262,394	$252,009	$236,378	$238,417	$230,968
Interest-bearing checking	260,297	242,588	180,106	173,376	166,394
Savings	408,172	404,353	406,434	400,424	399,343
Money market deposit accounts	345,221	342,970	335,116	291,131	283,927
Certificates of deposit	1,221,173	1,224,850	1,172,835	1,332,253	1,468,643
Total deposits	2,497,257	2,466,770	2,330,869	2,435,601	2,549,275
Short-term borrowings	63,337	158,827	288,292	323,458	170,946
Long-term debt	378,878	348,977	335,162	335,159	337,092
Other liabilities	4,292	6,968	12,821	28,770	33,681
Total liabilities	2,943,764	2,981,542	2,967,144	3,122,988	3,090,994

SHAREHOLDERS’ EQUITY
Preferred stock	69,653	69,473	69,296	69,198	69,085
Common stock	181	181	181	181	181
Additional paid-in capital	218,418	218,385	218,348	218,310	218,231
Retained (deficit) earnings	(4,173)	9,936	10,018	17,193	31,162
Unearned employee stock ownership plan shares	(2,805)	(2,908)	(3,012)	(3,116)	(3,220)
Treasury stock	(19,274)	(19,274)	(19,274)	(19,274)	(19,274)
Accumulated other comprehensive income (loss), net	2,864	1,788	2,681	(1,013)	(1,789)
Total shareholders’ equity	264,864	277,581	278,238	281,479	294,376
Total liabilities and shareholders’ equity	$3,208,628	$3,259,123	$3,245,382	$3,404,467	$3,385,370

Period-end common shares outstanding	16,973,270	16,973,270	16,973,270	16,973,270	16,973,270

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	Three months ended			Nine months ended
	March 31,		Percent	March 31,		Percent
(Dollars in thousands, except share data)	2010	2009	Change	2010	2009	Change
Interest income	$38,265	$42,408	(9.8)%	$119,228	$130,365	(8.5)%
Interest expense	11,158	20,723	(46.2)	38,901	64,422	(39.6)
Net interest income	27,107	21,685	25.0	80,327	65,943	21.8

Provision for loan losses	31,100	6,797	357.6	67,600	23,364	189.3
Net interest income (expense) after provision for loan losses	(3,993)	14,888	(126.8)	12,727	42,579	(70.1)

Noninterest income
Service charges and fees on deposit accounts	2,753	2,675	2.9	9,057	7,278	24.4
Net gains on sales of securities	651	1	N/M	651	320	103.4
Change in fair value of securities	16	(489)	N/M	415	(12,353)	N/M
Mortgage banking gains	5,845	6,812	(14.2)	14,586	10,693	36.4
Gains on sales of loan servicing rights	-	-	N/M	689	-	N/M
Loan servicing income (expense)	699	(1,009)	N/M	1,498	(1,993)	N/M
Insurance commission income	1,124	1,083	3.8	3,449	3,104	11.1
Other income – bank	1,874	1,653	13.4	5,146	4,953	3.9
Other income – nonbank subsidiaries	1,260	410	207.3	2,523	2,079	21.4
Total noninterest income	14,222	11,136	27.7	38,014	14,081	170.0

Noninterest expense
Salaries and employee benefits	11,956	11,382	5.0	32,843	31,818	3.2
Occupancy and equipment	3,833	3,639	5.3	11,022	10,421	5.8
Professional fees	954	823	15.9	2,822	2,485	13.6
Loan expenses	1,689	899	87.9	4,748	2,239	112.1
Marketing	588	268	119.4	1,859	1,423	30.6
Federal deposit insurance premiums	1,507	987	52.7	4,258	2,390	78.2
Merger, integration and restructuring charges	-	-	N/M	297	1,109	(73.2)
Goodwill impairment	-	-	N/M	-	93,741	(100.0)
Amortization of intangible assets	711	784	(9.3)	2,188	2,378	(8.0)
Real estate owned expense	1,292	1,102	17.2	4,665	3,574	30.5
Other expense	4,092	3,116	31.3	11,546	9,381	23.1
Total noninterest expense	26,622	23,000	15.7	76,248	160,959	(52.6)

Income (loss) before income tax expense (benefit)	(16,393)	3,024	N/M	(25,507)	(104,299)	N/M
Income tax expense (benefit)	(3,375)	483	N/M	(7,168)	(6,584)	N/M
Net income (loss)	(13,018)	2,541	N/M	(18,339)	(97,715)	N/M
Less preferred stock dividends and discount accretion	1,092	216	N/M	3,273	216	N/M
Income (loss) attributable to common shareholders	$(14,110)	$2,325	N/M	$(21,612)	$(97,931)	N/M

SHARE DATA
Basic income (loss) per common share	$(.85)	$.14	N/M	$(1.30)	(5.91)	N/M
Diluted income (loss) per common share	(.85)	.14	N/M	(1.30)	(5.91)	N/M
Cash dividends declared per common share	-	.01	(100.0)	.01	.18	(94.4)
Average common shares outstanding - basic	16,622,081	16,569,366	.3	16,607,694	16,558,189	.3
Average common shares outstanding - diluted	16,622,081	16,569,366	.3	16,607,694	16,558,189	.3

N/M – Not meaningful